NEWS RELEASE

SEPTEMBER 6, 2012

GOLDEN QUEEN ANNOUNCES UPDATED FEASIBILITY STUDY
FOR SOLEDAD MOUNTAIN PROJECT

Golden Queen Mining Co. Ltd. (TSX:GQM) (“Golden Queen” or the “Company”) is pleased to present an updated feasibility study and economic analysis for its Soledad Mountain Project (the “Project”). The updated feasibility study and economic analysis was prepared by Norwest Corporation with input from independent consulting engineers and management.

The US dollar is used in this news release unless otherwise noted.

Highlights

  Average annual production of approximately 75,000 oz of gold and 860,000 oz of silver (year 2 to year 14)
  A projected all-inclusive average cash cost per ounce of gold produced, net of silver credits at current silver prices, of $243/oz
  A low waste to ore stripping ratio of 1.49:1 (tons:tons)
  Estimated capital costs, including working capital and assuming lease financing of the mining equipment, of $100 million
  The Project is fully permitted

Cash Flow Analysis

The cash flow analysis in the updated feasibility study is done on a constant dollar, all-equity basis. The study provides the following economic estimates for the Project:

At current gold and silver prices, the Project has a pre-tax indicated internal rate of return (“IRR”) on capital employed of 78.8% . The net present value (“NPV”) is $917 million with a discount rate of 5%, and the undiscounted, cumulative net cash flow is approximately $1.39 billion. The indicated contribution of gold and silver to gross revenues is 83% and 17% respectively with an all-inclusive average cash cost per ounce of gold produced, net of silver credits, of $243/oz. Gold and silver prices used to model the cash flows are $1,695 and $31.93 respectively, the London p.m. fix for precious metals on August 31, 2012. The equivalent after-tax IRR is 62.6%, the NPV is $639 million with a discount rate of 5% and the undiscounted, cumulative net cash flow is $974 million. The tax model allows for federal and state taxes and treats the Company and the Project as stand-alone for tax calculations.

When trailing 36-month average gold and silver prices of $1,415/oz and $27.07/oz respectively to the end of August 2012 are used to model the cash flows, the pre-tax indicated IRR is 62.2%, the NPV is $694 million with a discount rate of 5% and the undiscounted, cumulative net cash flow is $1.07 billion. The all-inclusive average cash cost per ounce of gold produced, net of silver credits, increases to $270/oz. The equivalent after-tax IRR is 50.5%, the NPV is $490 million with a discount rate of 5% and the undiscounted, cumulative net cash flow is $760 million.

The trailing 36-month average precious metals prices are accepted by the U.S. Securities And Exchange Commission when reporting mineral reserves.

		Pre-Tax			After-Tax
Gold Price	Silver Price	NPV @ 5%	NPV @ 5%	IRR	NPV @ 5%	NPV @ 5%	IRR
($/oz)	($/oz)	($ Million)	($ per Share)	(%)	($ Million)	($ per Share)	(%)
$1,695	$31.93	$917	$9.13	78.8%	$639	$6.36	62.6%
$1,415	$27.07	$694	$6.91	62.2%	$490	$4.88	50.5%

The current number of common shares issued and outstanding is 97,978,383, and the fully-diluted number is 100,478,383 shares. The shares are listed on the Toronto Stock Exchange under the symbol GQM and in the United States on the OTCQX International (effective September 11) under the symbol GQMNF. The closing price per share on the TSX was C$2.40 on September 5, 2012.

Overview

The Company plans to develop a gold-silver, open pit, heap leach operation on its Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore. The planned, average ore and waste mining rates are 4.71 million tons and 7.03 million tons per year with a stripping ratio of 1.49:1 for a combined mining rate of ore and waste of 11.74 million tons per year. The permitted combined ore and waste mining rate is 14 million tons per year. Gold and silver production is projected to average approximately 75,000oz and 860,000oz respectively per year although this is expected to fluctuate considerably from year to year depending upon the ore head grades. Gold and silver production is projected to be 1,047,625 oz of gold and 11,699,000 oz of silver over a period of 15 years.

Only approximately 40% of the mineral resource estimates have now been included in the mineral reserve estimates for the planned 15-year gold and silver heap leach operation. A longer mine life is feasible but the upside opportunity is subject to backfilling requirements and permitting constraints as discussed in more detail under the Permitting Update heading below. The Company expects to be able to extend the gold and silver heap leach operation beyond the initial 15 years if the Company can confirm in its annual reports to the Kern County Planning & Community Development Department and the State Department of Conservation/Office of Mine Reclamation that all reclamation requirements have been and can be met.

Mineral Resource Estimates

The Company announced that it had initiated an infill drill program in a news release on October 21, 2010. The drill program commenced in April 2011 and was completed in early May 2011. A total of 20 drill holes (6,288 feet) were completed in the program.

AMEC E&C Services, Inc. (“AMEC”) of Sparks, Nevada, has integrated the results from the infill drill program into updated mineral resource estimates. The estimate differs from previous estimates because the update has used a lower gold-equivalent cutoff grade, higher gold and silver prices, and current estimates of operating costs and recoveries for gold and silver. The previous estimates were based on gold and silver prices and technical parameters from the late 1990s.

The mineral resource estimates prepared by AMEC are set out in Table 1 below.

Table 1 – Mineral Resource Estimates
Effective Date: February 29, 2012

			In-Situ Grade				Contained Metal
			Gold		Silver		Gold	Silver
Classification	tonnes	ton	g/t	oz/ton	g/t	oz/ton	oz	oz
Measured	26,670,00	29,399,000	0.840	0.025	13.09	0.38	720,000	11,222,000
Indicated	117,792,000	129,843,000	0.439	0.013	8.49	0.25	1,662,000	32,149,000
Total & Average	144,462,000	159,242,000	0.513	0.015	9.34	0.27	2,382,000	43,371,000
Inferred	14,524,000	15,975,500	0.362	0.011	7.90	0.23	169,000	3,682,000

Note:

1.	The qualified person for the mineral resource is Mark Hertel, RM, SME and is employed by AMEC E & C Services.
2.	Mineral Resources are inclusive of mineral reserves.
3.	AuEq is the gold-equivalent grade, which is calculated as follows:
	a.	AuEq g/t = Au g/t + {(Ag/R1)xR2} g/t
	b.	R1 = Au price in $/oz/Ag price in $/oz; R2 = Ag recovery in %/Au recovery in %.
4.	Mineral zones were shaped manually with a cutoff grade of 0.137g/t (0.004oz/ton) AuEq.
5.	Mineral resources were estimated with a cutoff grade of 0.137 g/t (0.004 oz/ton) AuEq.
6.	Mineral resources are reported with Au and Ag prices of $1310/oz and $24.05/oz respectively.
7.	Rounding as required by reporting guidelines may result in apparent summation differences between tonnes or tons, grade and contained metal content.

Mineral Reserve Estimates

The Company engaged Norwest Corporation (“Norwest”) of Vancouver in 2007 to assess mineral reserves for the Project as part of an independent feasibility study based upon the technical work that had been completed to the end of 2006. The results of the Norwest study were disclosed in a press release on December 14, 2007.

Norwest completed substantial additional mine design in the next three years with a focus on reducing the stripping ratios for the Project. The results of the updated Norwest feasibility study were disclosed in a news release on April 6, 2011.

Norwest has now used the information provided by AMEC to update the mineral reserve estimates and these are set out in Table 2 below.

Table 2 - Mineral Reserve Estimates
Effective Date: September 6, 2012

			Diluted Grades				Contained Metal
			Gold		Silver		Gold	Silver
Reserve Category	tonnes	ton	g/t	oz/ton	g/t	oz/ton	oz	oz
Proven	18,367,000	20,247,000	0.881	0.0257	13.92	0.406	520,300	8,215,700
Probable	42,188,000	46,504,000	0.525	0.0153	10.46	0.305	712,200	14,180,100
Total & Average	60,555,000	66,751,000	0.633	0.0185	11.50	0.336	1,232,500	22,395,800

A NI 43-101 Technical Report is being prepared to support the resource and reserve estimates and this will be available on SEDAR and on the Company’s website within the next forty-five days.

Cutoff Grades

Note that ore zones were shaped manually by Company geologists in the 1990s with a cutoff grade of 0.274g/t (0.008oz/ton) AuEq and that both mineral resource and mineral reserve estimates were estimated with a cutoff grade of 0.274g/t (0.008oz/ton) AuEq. Cutoff grade analyses based upon the 2011 feasibility study parameters indicate lower cutoff grades of 0.137g/t (0.004oz/ton) AuEq. The implications of lower cutoff grades are potentially lower stripping ratios with more ore to the heap and higher gold and silver production but this upside opportunity is subject to backfilling requirements and permitting constraints. AMEC has used the lower cutoff grade of 0.137g/t (0.004oz/ton) AuEq to prepare the updated mineral resource estimates.

Gold and Silver Recoveries

Extensive process development done on Soledad Mountain ores from 1988 to 2007 shows that these ores are readily amenable to heap leaching if the ore is crushed to relatively small sizes. Three series of metallurgical test programs that evaluated the use of a high-pressure grinding roll (“HPGR”) to size and prepare ore particle for heap leaching were completed between 2003 and 2007. The indicated benefits of using the HPGR will be:

  Higher recoveries in the heap leach operation due to micro-cracks in the ore particles
  Faster gold and silver extraction rates
  Stronger agglomerates due to a more favorable overall particle size distribution and this will also impact the flow rates of solution through the heap
  Lower capital costs than a conventional crushing - screening plant
  Manageable dust control with fewer transfer points
  Lower energy consumption and thus lower operating costs
  Enhanced circuit flexibility that will permit future upgrades such as a finer HPGR feed size or the recycle of edge product

The Company’s consulting engineers project recoveries of 85.0% for gold and 52.5% for silver for the commercial operation. Extended leach times are available in a commercial operation and the Company expects that silver recoveries could be higher by 10%, based upon historical test work. The all-inclusive average cash cost per oz of gold produced is projected to be lower by $16/oz for every increase in silver recovery of 2.5% above the projected recovery of 52.5% at current silver prices.

Capital and Operating Costs

The Project is serviced by existing infrastructure, accessible by state highway, and proximate to a local experienced workforce and housing

Engineering has been substantially completed for all major components of the Project and this includes the design of the crushing-screening plant with the HPGR as the key comminution device by a Vancouver-based consulting engineering firm. Capital cost estimates are based upon quotes for construction from a number of key vendors and contractors based in southern California. The capital cost is estimated to be $107.9 million and this includes mining equipment with a cost of $18.7 million and unallocated costs of $6.2 million. These estimates include all sales taxes. It is estimated that a further $10.5 million will be required as working capital. The sustaining capital is estimated to be a further $30.2 million over the life of the gold and silver heap leach operation. The bulk of the sustaining capital will be required for construction of the heap leach pads and for mining equipment replacement.

The Company has received an attractive and competitive proposal for lease financing the mining equipment and this will reduce the cash required to develop the Project from $107.9 million to $89.3 million. This increases to approximately $100.0 million when working capital is added.

Detailed operating cost estimates have been prepared with information provided by independent consulting engineers and vendors of services and supplies such as diesel fuel and explosives, reagents such as cement and sodium cyanide and operating supplies and spare parts for both the major mining equipment and support equipment and equipment in the various processing facilities. The all-inclusive average cash operating cost including the annualized sustaining capital is projected to be $9.87/ton of ore mined for the life of the gold and silver heap leach operation.

The Company is expected to be a significant employer in the area with an average of 160 fulltime jobs and this will have a positive impact on the Mojave area economy.

Permitting Update

Land Use - Conditional Use Permits

The Kern County Planning Commission unanimously approved the Project at its regularly scheduled meeting in Bakersfield on April 8, 2010. All appeals that were subsequently filed against the Commission’s decision were withdrawn and the decision made by the Planning Commission was final in 2010. The Bureau of Land Management confirmed that its Record of Decision approving the Plan of Operations under NEPA in November 1997 also remains valid.

The State of California introduced backfilling requirements for certain types of open pit metal mines in December 2002. Norwest has prepared life-of-mine waste rock management plans and these plans incorporate sequential backfilling of mined-out phases of the open pit with limited double-handling of waste rock at the end of the mine life.

The Company announced that the Kern County Planning and Community Development Department (the “Planning Department” approved the additional information submitted by the Company in regards to Condition 107 of the Conditional Use Permits for the Project in a news release on July 12, 2012.

Under Condition 107 of the Conditional Use Permits, the Company was required to submit, prior to the commencement of mining, additional information relating to closure and closing reclamation for the Project. The Company submitted the required information to the Planning Department on November 28, 2011 and again on June 8, 2012. In accordance with the Surface Mining and Reclamation Act of 1975, the Planning Department consulted the State Department of Conservation/Office of Mine Reclamation (the “OMR”). The OMR confirmed in a letter to the Planning Department dated June 29, 2012 that the additional information provided by the Company adequately demonstrated compliance with Condition 107.

Water Quality – Waste Discharge Requirements

The Lahontan Regional Water Quality Control Board (the “Board”) unanimously approved Waste Discharge Requirements and a Monitoring and Reporting Program for the Project at a public hearing held in South Lake Tahoe on July 14, 2010. The Executive Officer subsequently signed the Board Order and this is now in effect.

The Company’s consulting engineers prepared a Stage I, Surface Water, Sediment and Erosion Control Plan for the construction and early mining phases of the Project. Storm Water discharges will be regulated by the State Water Resources Control Board under the State’s NPDES General Construction Storm Water Permit during the initial construction and early mining phases of the Project and under the NPDES General Industrial Storm Water Permit during mine operations. The Company’s consulting engineers, ARCADIS-U.S., Inc., a Qualified SWPPP Developer in California, therefore prepared the designs and the Company filed Permit Registration Documents electronically through the Storm Water Multiple Application and Report Tracking System (SMARTS). The Documents include a Notice of Intent, Storm Water Pollution Prevention Plan (SWPPP), Risk Assessment, a Site Map and a signed certification statement by the Legally Responsible Person. The Company also paid the first annual fee. Note that the SWPPP alone is a 200-page document. Note further that the Documents filed through SMARTS meet applicable NPDES Storm Water Program requirements of the Kern County Engineering, Surveying & Permit Services Department. The Notice of Intent is now active.

Air Quality – Authority to Construct and Permit to Operate

The Air Quality and Health Risk Assessment for the Project was completed and submitted to the Kern County Planning Department and the Eastern Kern Air Pollution Control District (“EKAPCD”) on July 21, 2009. This study was approved by Kern County Planning Commission on April 8, 2010, as part of the certification of the Supplemental Environmental Impact Report.

Ten applications for Authority to Construct permits were submitted to the EKAPCD in February 2011. The EKAPCD confirmed that the information required to support the applications was complete. The draft Authority to Construct permits were received in September 2011. The Company’s consulting engineers and legal counsel completed their review of the draft Authority to Construct permits in January 2012. EKAPCD issued the Authority to Construct permits on February 8, 2012.

The Authority to Construct permits will be converted to a Permit to Operate after construction has been completed and subject to inspection by EKAPCD.

Aggregate

It is expected that a byproduct aggregate and construction materials business can be developed once the heap leach operation is in full production, based on the location of the Project in southern California with close proximity to major highways and railway lines. The source of raw materials will be suitable quality waste rock specifically stockpiled for this purpose. The waste rock can be classified into a range of products such as riprap, crushed stone and sand with little further processing. Test work done in the 1990s confirmed the suitability of waste rock as aggregate and construction material. The Company also plans to process and sell leached and rinsed residues from the heap leach operation for a range of uses to local and regional markets. It is intended that these products will be sold over an extended mine life of 30 years, but no contributions from the sale of such products will be included in the cash flow projections until long term contracts for the sales of these products are secured.

Outlook

The Company estimates that construction can be completed in approximately fifteen months once financing has been secured. The Company is currently evaluating financing alternatives.

Qualified Persons

Mark Hertel, RM, SME, of AMEC, is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release as it relates to the resource estimates completed by AMEC.

Sean Ennis, P.Eng., Vice President Mining with Norwest Corporation, is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release as it relates to the feasibility study completed by Norwest Corporation.

H. Lutz Klingmann, P.Eng., the President of the Company, is a qualified person for the purposes of National Instrument 43-101 and has reviewed and approved the technical content of this press release.

Information on Golden Queen Mining Co. Ltd. is available on the SEDAR web site at www.sedar.com and on the Company’s website at www.goldenqueen.com

For further information regarding this news release please contact:

Lutz Klingmann, P.Eng., President
Telephone: (604) 921-7570
email: mintoexpl@telus.net

Cautionary Note to U.S. Investors Regarding Reserve and Resource Estimates: This press release uses the terms "measured resources", "indicated resources", and "inferred resources" which are defined in are defined by the Canadian Institute of Mining, Metallurgy and Petroleum, and are required to be disclosed in accordance with Canadian National Instrument 43-101 (NI 43-101). The disclosure standards in the U.S. Securities and Exchange Commission’s (SEC) Industry Guide 7 normally do not recognize information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. In addition, resource that are classified as “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be converted into reserves. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as “reserves” under SEC standards.

Accordingly, information concerning mineral deposits set forth herein may not be comparable with information presented by companies using only U.S. standards in their public disclosure.

Caution With Respect To Forward-looking Statements: The information in this press release includes certain “forward-looking statements”. All statements, other than statements of historical fact, included herein including, without limitation, plans for and intentions with respect to our properties, statements regarding intentions with respect to obligations due for various projects, quantity of reserves, permitting, construction and production and other milestones, and the Soledad Mountain project’s future operating or financial performance including production, rates of return, recoveries, cash costs and capital costs are forward-looking statements. Statements concerning Mineral Reserves and Mineral Resources are also forward-looking statements in that they reflect an assessment, based on certain assumptions, of the mineralization that would be encountered and mining results if the project were developed and mined in the manner described. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include the uncertainties involving the availability of project financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; risks of construction and mining projects such as accidents, equipment breakdowns, non-compliance with environmental and permit requirements, unanticipated variation in ore grades or recovery rates; unexpected cost increases; fluctuations in metal prices and currency exchange rates, and other risks and uncertainties disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012. Forward looking statements are based on numerous assumptions and are subject to all of the risks and uncertainties inherent in our business, including risks inherent in mineral exploration and development. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, should not to put undue reliance on forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.